Contact:	Dick Pacini
The Millerschin Group
248/276-1970
Cell: 248/770-6446
dpacini@millerschingroup.com
FOR IMMEDIATE RELEASE
Sparton Corporation Receives an Extension of Its Credit Facility; Signs Term Sheet with
Prospective Lender
JACKSON, Mich. – May 1, 2009 – Sparton Corporation (NYSE: SPA) today announced that the terms of its Line of Credit Loan Documents with National City Bank were amended to extend the maturity date of the Promissory Note from May 1, 2009 to June 15, 2009. The Company also ratified and confirmed its obligations and liability to the lender under the Line of Credit Loan Documents pursuant to the Amendment. Details of the extension are outlined in the company’s Current Report on Form 8-K, which was filed today with the Securities and Exchange Commission.
Sparton also announced that the Company has entered into a Proposal Letter and Preliminary Term Sheet with a prospective lender relating to a potential financing that, if consummated by the Company and the prospective lender, would replace the Company’s current line of credit facility and provide for the ongoing working capital needs of Sparton. The Term Sheet is non-binding and subject to customary contingencies, including, but not limited to, the following:
•	Completion of satisfactory due diligence on Sparton;

•	Negotiation of definitive terms of a commitment letter and credit agreement; and,

•	No material adverse change in the condition, financial or otherwise, of the Company’s operations, properties, assets or prospects.
There are no assurances that the prospective lender will offer a binding commitment letter to Sparton, or that the prospective lender and the Company will consummate the potential financing.
“The extension of this credit facility provides us with some near term certainty while we continue funding our turn-around plan,” said Cary Wood, CEO. “We believe that we are also making progress in the replacement of our current credit facility. In this difficult credit market and on the heels of the Company’s performance over the last few years, we anticipate that these actions will certainly help satisfy Sparton’s continued liquidity needs.”
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About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 109th year, is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Jackson, Michigan, Sparton currently has five manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10-K and Form 10-Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.
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